Exhibit 10.10

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (the “Agreement”) dated as of November 15, 2015, between TPR Investments Pty Ltd ACN 128 396 654 as trustee for Polmear Family Trust (the “Seller”), Timothy Polmear and Rebecca Polmear (collectively, the “Principal Owners”), NomadChoice Pty Limited ACN 160 729 939 trading as Flat Tummy Tea, an Australian proprietary limited company (the “Company”), and Synergy CHC Corp., a Nevada corporation (the “Buyer”). Buyer and Seller are sometimes referred to collectively as the “Parties” and individually as a “Party”.

BACKGROUND

Seller and the Principal Owners, either directly or indirectly, collectively own, all of the issued fully paid ordinary shares of the Company (the “Company Shares”).

The Company is engaged in the business of developing, manufacturing, and selling herbal detox tea (the “Products”) (the Products and the business related to the Products is collectively the “Business”). For the avoidance of doubt, the “Business” shall be limited to the business known as “Flat Tummy Tea” and operated by the Company.

Buyer desires to purchase all of the Company Shares (the “Share Purchase”), and Seller and the Principal Owners desire to sell such Company Shares to Buyer, in each case upon the terms and subject to the conditions set forth in this Agreement.

In consideration of the foregoing and the respective covenants and agreements hereinafter contained, the Parties hereto hereby agree as follows:

1.	Definitions.

As used in this Agreement (including the recitals and Disclosure Schedules hereto), the following selected terms shall have the following meanings (such meanings to be applicable equally to both singular and plural forms of the terms defined):

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether formal or informal, whether public or private and whether at law or in equity;

“Adjusted EBITDA” shall mean, with respect to any applicable period, the net income before interest, taxes, depreciation and amortization less any capital expenditures of the Company for such period, all as calculated on a consistent basis with the accounting standards and general accounting principles applied in the financial statements attached as Schedule 4(h);

“Affiliate” shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by Contract or otherwise) of such Person;

“Calculation Period” means the period beginning on November 1, 2015 and ending on June 30, 2016;

“Calculation Period EBITDA” means the Company’s Adjusted EBITDA during the Calculation Period;

“Clients” means all of the clients of the Company during each of the Company’s 2012, 2013, and 2014 fiscal years and during the period ended as of October 31, 2015;

“Closing” shall mean the consummation of the transactions contemplated by this Agreement which shall occur on the Closing Date;

“Closing Date” means 12 November 2015;

“Code” means the Internal Revenue Code of 1986, as amended;

“Commercially Reasonable Efforts” means the commercially reasonable efforts that a prudent Person desirous of achieving a result and having an incentive to and interest in achieving such result would use to achieve that result as expeditiously as reasonably possible under the circumstances;

“Contract” means any agreement, contract, indenture, instrument, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding;

“Disclosure Schedules” means the disclosure letter delivered by Seller concurrently with the execution and delivery of this Agreement;

“Earn-Out Multiple” means two (2);

“Employee” means an employee of the Company employed in connection with the Business;

“Employee Benefit Plan” means any pension, profit sharing, retirement, deferred compensation, share purchase, share option or other equity based compensation plans, incentive, bonus, vacation, employment, independent contractor, severance, disability, hospitalization, sickness, death, medical insurance, dental insurance, life insurance and any other employee benefit plan (whether provided on a funded or unfunded basis, or through insurance or otherwise), agreement, program, policy, trust, fund, Contract or arrangement;

“Environmental Laws” means all Laws concerning pollution or protection of the environment and natural resources, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, control or cleanup of any hazardous materials, substances or wastes, pesticides, pollutants or byproducts, asbestos, polychlorinated biphenyls, or radiation, each as amended and as now or hereafter in effect;

“Files and Records” shall mean all files and records, whether in hard copy or digital, electronic, data, magnetic or other format, of the Company relating to or used in connection with the Business;

“Event of Insolvency” means, in relation to a corporation:

(a)	receiver, manager, receiver and manager, trustee, administrator or similar officer is appointed in respect of a person or any material asset of a corporation;

(b)	a liquidator or provisional or interim liquidator is appointed in respect of a corporation;

(c)	any application (not being an application withdrawn or dismissed within 7 days) is made to a court for an order, or an order is made, or a meeting is convened, or a resolution is passed, for the purpose of:

(i) appointing a person referred to in paragraphs (a) or (b);

(ii) winding up the relevant corporation; or

(iii) proposing or implementing a compromise with creditors (including a scheme of arrangement, other than to carry out a reconstruction or amalgamation while solvent);

(d)	a final order, judgment or award is made against the corporation which it fails to satisfy within 7 days of being required to do so; or

(e)	the corporation becomes, or admits in writing that it is, is declared to be, or is deemed under any applicable Law to be, insolvent or unable to pay its debts;

“Fundamental Representations” shall mean the representations and warranties set forth in Sections 4(a), 4(b), 4(c), 4(d), 4(e), 4(f), 4(j), 4(l), and 4(o);

“Government” shall mean any agency, division, subdivision, audit group or procuring office of the Government of Australia or the United States, any state of Australia or the United States, including the employees or agents thereof;

“GST Act” means as A New Tax System (Goods and Services Tax) Act 1999 (Cth);

“Guarantee” means any Contract of guarantee, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (fixed, contingent or otherwise) or indebtedness of another Person;

“Intellectual Property” means all intellectual property rights whether protected, created or arising under the Laws of the United States, Australia, or any other jurisdiction, including the following: (i) patents and patent applications; (ii) trademarks and service marks, including all applications and registrations and goodwill related to the foregoing; (iii) copyrights, including all applications and registrations related to the foregoing (including, without limitation, for all designs); (iv) Internet domain names; (v) telephone numbers, electronic mail addresses and social media accounts and registrations, including but not limited to accounts and registrations with Facebook, LinkedIn, Twitter, and other similar services; and (vi) trade secrets, know-how, ideas, creative works, inventions, discoveries, methods, processes, technical data, specifications, research and development information, technology, software or computer programs, and data base;

“Knowledge of the Seller” or “Seller’s Knowledge” or a similar phrase shall mean, with respect to any matter, the actual knowledge of the Seller, or the Principal Owners as at the date of this agreement;

“Laws” means all statutes, laws, codes, ordinances, regulations, rules, orders, judgments, writs, injunctions, acts or decrees of any Government entity;

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including without limitation any liability for Taxes;

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory or other) or conditional sale agreement, and including claims on title and liens in favor of contractors, carriers, warehousemen, mechanics, materialmen, and subcontractors and statutory or common law liens to secure claims for labor, materials or supplies, and other similar liens and encumbrances;

“Material Adverse Effect” when used in connection with an entity, means any change, event, circumstance, condition or effect that is or is reasonably likely to be, individually or in the aggregate, materially adverse to: (i) the condition (financial or otherwise), capitalization, properties, prospects, products, assets (including intangible assets), Intellectual Property, liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole, or (ii) such entity’s ability to consummate the Share Purchase or to perform its obligations under this Agreement;

“Material Adverse Event” means any untoward or negative occurrence (including, without limitation, physical injury) related to the Business or the use of the Products and which has a Material Adverse Effect;

“Person” shall mean and include any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, and any other unincorporated organization or Government;

“Taxes” shall mean (i) all federal, state, local or foreign taxes, including, but not limited to, income, gross income, gross receipts, capital, production, excise, employment, sales, use, transfer, transfer gain, ad valorem, premium, profits, license, capital stock, franchise, severance, stamp, withholding, employment, unemployment, disability, worker’s compensation, payroll, utility, windfall profit, custom duties, personal property, real property, environmental, registration, alternative or add-on minimum, estimated and other taxes, governmental fees or like charges of any kind whatsoever, and (ii) any interest, penalties, fines, loss, damages, liability, expense or additions thereto whether disputed or not; and (iii) any transference liability in respect of any items described in clauses (i) or (ii) payable by reason of contract assumption, transference liability, operation of law, or otherwise;

“Tax Return” means any return, declaration, report, claim for refund, information return or statement relating to any taxes, including any schedule or attachment thereto and including any amendment therof;

“Transaction Documents” shall mean this Agreement, the Share certificates, and the other exhibits and schedules hereto and thereto, and all other agreements, instruments, certificates and other documents to be entered into or delivered by any Party in connection with the transactions contemplated to be consummated pursuant to any of the foregoing;

The parties agree that for the purposes of calculating the Australian to US dollar conversion, the exchange rate will be $1.00:US$0.70.

2.	Share Purchase

(a)	Purchase and Sale of the Company Shares. Upon the terms and subject to the conditions herein set forth, Seller agrees to sell, convey, transfer, assign and deliver to Buyer and Buyer agrees to purchase and accept from Seller, on the Closing Date, the Company Shares as set forth on Schedule 2(a), being all of the fully paid ordinary shares in the capital of the Company.

(b)	Surrender of the Company’s Share Certificates; Further Cooperation. At the Closing, Seller will deliver to Buyer its certificates representing all of Company Shares owned by Seller. From time to time after the Closing Date, without further consideration, Seller will execute and deliver such other instruments of conveyance and transfer and take such other action as Buyer reasonably may request to effectuate the transaction contemplated by this Agreement. Seller will furnish Buyer with such information and documents in Seller’s possession or under Seller’s control or that Seller can execute or cause to be executed as will enable Buyer to prosecute any and all pending claims, applications and the like which that be assigned hereunder.

3.	Consideration

(a)	Initial Consideration. Upon the terms and subject to the conditions set forth in this Agreement, in reliance on the representations, warranties, covenants and agreements of Seller contained herein, the consideration payable to Seller for the Share Purchase shall be an amount of (i) Three Million Four Hundred Fifty Thousand Australian dollars ($3,450,000 AUD), which will be paid by Buyer at Closing (the “Cash Consideration”); plus (ii) Three Million Five Hundred Seventy One Thousand Four Hundred and Twenty-Eight (3,571,428) shares of the Common Stock of Buyer (the “Equity Consideration”) (collectively, the “Purchase Price”).

(b)	Earn-out Payment. As additional consideration for the Company Shares, at such times as provided in this Section 3(b) if the Calculation Period EBITDA is $5,000,000 AUD or more, Buyer shall pay to Seller an amount, if any (the “Earn-out Payment”), equal to (i)(A) the Calculation Period EBITDA; multiplied by (B) the Earn-out Multiple; minus (ii) the total of $6,500,000 AUD plus the Top Up EBITDA. In the event that the number produced by the formula above is negative, no payment shall be made. In no event shall Buyer be obligated to pay Seller more than Three Million Five Hundred Thousand Dollars ($3,500,000 AUD) in the aggregate for Earn-out Payment. The parties agree to release the Earn-out Payment from the Escrow Account and pay this amount to Seller pursuant to the terms and conditions of this Agreement and the Escrow Agreement.

(c)	If the Calculation Period EBITDA is initially less than $5,000,000 AUD (“Initial Period EBITDA”), the parties agree that an amount equal to (A) $5,000,000 AUD, less (B) the Initial Period EBIDTA (“Top Up EBITDA”) will count towards the Calculation Period EBITDA for the purposes of the Earn-out Payment calculation in Section 3(b); provided, however, in no event will the Top Up EBITDA exceed $2,357,912 AUD.

(d)	Procedures Applicable to Determination of the Earn-out Payment.

(i)	On or before July 15, 2016 Buyer will prepare and deliver to Seller a written statement (an “Earn-out Calculation Statement”) setting forth in reasonable detail its determination of the Calculation Period EBITDA as of June 30, 2016 and its calculation of any resulting Earn-out Payment (an “Earn-out Calculation”).

(ii)	Seller will have twenty (20) days after receipt of the Earn-out Calculation Statement (the “Review Period”) to review the Earn-out Calculation Statement. During the Review Period, Seller will have the right to inspect the Company’s books and records for the purposes reasonably related to the determinations of Adjusted EBITDA and the resulting Earn-out Payment. Prior to the expiration of the Review Period, Seller may object to the Earn-out Calculation set forth in the Earn-out Calculation Statement by delivering a written notice of objection (an “Earn-out Calculation Objection Notice”) to Buyer. Any Earn-out Calculation Objection Notice must specify the items in the applicable Earn-Out Calculation disputed by Seller and must describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Seller fails to deliver an Earn-out Calculation Objection Notice to Buyer prior to the expiration of the Review Period, then the Earn-out Calculation set forth in the Earn-out Calculation Statement will be final and binding on the Parties and:

1.	the Earn-Out Payment will be payable to the Seller within ten (10) days (or such other period agreed by the parties) of the expiration of the Review Period; and

2.	the Buyer and the Seller agree and undertake to immediately provide executed written instruct ions (in accordance with the requirements of the Escrow Agreement) to the Escrow Agent to disburse an amount equal to the Earn-out Payment (in Australian dollars) to the Seller.

(iii)	If Seller timely delivers an Earn-out Calculation Objection Notice, Buyer and Seller will negotiate in good faith to resolve the disputed items and agree upon the resulting amount of Adjusted EBITDA and the resulting Earn-out Payment. If Buyer and Seller are unable to reach an agreement within seven (7) days after such Earn-out Calculation Objection Notice has been given, all unresolved disputed items must be promptly referred to an impartial internationally recognized firm of independent certified public accountants, other than Seller’s and Buyer’s accountants (the “Independent Accountant”). The Independent Accountant must be directed to render a written report on the unresolved disputed items as promptly as practicable, but in no event greater than seven (7) days after such submission to the Independent Accountant, and to resolve only those unresolved disputed items set forth in the Earn-out Calculation Objection Notice. If unresolved disputed items are submitted to the Independent Accountant, Buyer and Seller must each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant must resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Buyer and Seller, and not by independent review. The resolution of the dispute and the calculation of Adjusted EBITDA that is the subject of the applicable Earn-out Calculation Objection Notice by the Independent Accountant will be final and binding on the Parties and:

1.	the Earn-Out Payment will be payable to the Seller within 10 days (or such other period agreed by the parties) of the resolution of the dispute and calculation of the Adjusted EBITDA by the Independent Accountant; and

2.	the Buyer and the Seller agree and undertake to immediately provide executed written instruct ions (in accordance with the requirements of the Escrow Agreement) to the Escrow Agent to disburse an amount equal to the Earn-out Payment (in Australian dollars) to the Seller.

(iv)	The fees and expenses of the Independent Accountant will be borne equally by Seller and Buyer.

(e)	Post-closing Operation of the Company. The Buyer acknowledges that given the method in which the Earn-out Payment is calculated, it is critical that the Buyer preserves the essence and character of the Business during the Calculation Period.

(f)	Subject to the terms of this Agreement, subsequent to the Closing, Buyer will have sole discretion with regard to all matters relating to the operation of the Company; provided, that, during the Calculation Period (i) Buyer shall not change the name of the Company’s product “Flat Tummy Tea”; (ii) Buyer shall operate the Business in the ordinary course of business in the same or similar manner and style using methods, practices, approaches and policies as have been used (or similar to those that have been used) by the Seller and the Principal Owners in the period prior to Closing; (iii) Buyer shall notify Seller as soon as reasonably practicable of any Material Adverse Effect on the Company or the Business; (iv) Buyer shall not make any capital expenditure payments that are unnecessary or larger than necessary in the context of the needs of the Business; (v) the Buyer shall use all reasonable endeavours to manage and conduct the Business as a going concern with all due care and in accordance with normal and prudent practice (having regard to the nature of the Business and good commercial practice and so as to comply with all applicable Laws), in order to preserve the value of the Company; and (vi) Buyer shall protect and maintain the Business and the assets of the Company, in order to properly preserve and grow their value. Buyer shall not, directly or indirectly, take any actions in bad faith that would have the purpose of avoiding or reducing any of the Earn-out Payments hereunder.

(g)	Right to Set-off. Buyer will have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 3 the amount of Buyer’s Losses to which any of the Buyer Indemnitees are finally determined to be entitled to under Section 12.

(h)	Security. The Parties understand and agree that (i) the contingent rights to receive any Earn-out Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer or the Company, (ii) Seller shall not have any rights as a security holder of Buyer or the Company as a result of Seller’s contingent right to receive any Earn-out Payment hereunder, and (iii) no interest is payable with respect to any Earn-out Payment. However, the Buyer agrees that the amount deposited into the Escrow Account pursuant to clause 3(i) must not be secured by or form part of any secured property in any security document or arrangement granted by either the Buyer or the Company. The Buyer also agrees that any security granted by the Company or the Buyer, and the enforcement of any such security, shall be subject to the Buyer’s obligations to pay the Earn-out Payment and to deposit the amounts in accordance with clause 3(i).

(i)	Earn-Out Account. During the Calculation Period the Buyer shall, in each month that the Company’s Adjusted EBITDA exceeds four hundred thousand Australian dollars ($400,000 AUD), deposit seventy percent (70%) of such month’s Adjusted EBITDA into an Australian dollar denominated escrow account (the “Escrow Account”) established pursuant to the terms and conditions of a customary escrow agreement (the “Escrow Agreement”) with Wyrick Robbins Yates & Ponton LLP (the “Escrow Agent”) and where the Escrow Agent, Seller and Buyer are parties thereto. Each monthly deposit shall be made within thirty (30) days after the end of such month. The parties agree that the Escrow Agreement shall be provided and executed at Closing. The Escrow Agreement shall reflect in all material respects the terms and conditions of release of the Escrow Amount to Seller or Buyer, as applicable, set forth in this Section 3. The Escrow Amount shall be held in the Escrow Account until the final determination of the Earn-Out Payment in accordance with this Section 3. To the extent that there is a shortfall between the Earn-out Payment and the amount in the Escrow Account, for any reason, including as a result of foreign currency exchange, the Buyer must pay the difference to the Seller at the same time as the Earn-out Payment is released by the Escrow Agent.

4.	Representations and Warranties of Seller and the Company.

As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller, the Principal Owners, and the Company jointly and severally represent and warrants as of the date hereof, except as set forth on the Disclosure Schedules (or as disclosed in any other section, subsection or clause of the Disclosure Schedule to the extent that the applicability to such other section, subsection or clause is reasonably apparent on its face) to Buyer as set forth below.

(a)	Corporate Organization. The Company is a proprietary limited company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. The organizational documents which have been furnished to Buyer reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete. The minute books and other books and records of the Company, to the extent such minutes exist, have been furnished to Buyer.

(b)	Qualification to Do Business. The Company has full corporate power and authority to carry on its business as now being conducted and is entitled to own, lease, or operate the properties and assets now owned, leased, or operated by it. The Company is qualified to do business, is in good standing, and to the Seller’s Knowledge has all required and appropriate licenses in each jurisdiction except jurisdictions in which failure to obtain or maintain such qualification, good standing, or licensing (i) would not, individually or in the aggregate, have or reasonably could be expected to have a Material Adverse Effect or (ii) would result in a material breach of any of the other representations, warranties, or covenants set forth in this Agreement. The Company is duly qualified to conduct the Business as presently conducted by the Company as an Australian corporation. No consent, waiver, approval, order, or authorization of, or registration, declaration, or filing with, any court, administrative agency, or commission or other governmental authority or instrumentality (“Governmental Entity”), or any third party, is required to be made or obtained by Seller or the Company in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby, except for such consents, authorizations, filings, approvals and registrations that, if not obtained or made, would not have a Material Adverse Effect on the Company or such consents, authorizations, filings, approvals and registrations that must occur following Closing.

(c)	Authorization and Validity of Agreement. Seller and the Principal Owners have all requisite power and authority to enter into the Transaction Documents and to carry out their obligations thereunder. The execution and delivery of the Transaction Documents and the performance of Seller’s and the Principal Owners’ obligations thereunder have been duly authorized by all necessary corporate, shareholder or member action of Seller and the Principal Owners, and no other proceedings on the part or in respect of Seller or the Principal Owners is necessary to authorize such execution, delivery and performance. The Transaction Documents have been duly executed by Seller and the Principal Owners and constitute its valid and binding obligations, enforceable against Seller and the Principal Owners in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights generally and except for the limitations imposed by general principles of equity.

(d)	No Conflict or Violation. Subject to obtaining any consents and approvals set forth in Schedule 4(d), the execution, delivery and performance by Seller of the Principal Owners of the Transaction Documents does not and will not to the Seller’s Knowledge (i)(A) conflict with or result in a breach of the terms, conditions, or provisions of, (B) constitute a default under (whether with or without the passage of time, the giving of notice or both), (C) give any third party the right to modify, terminate or accelerate any obligation under, (D) result in a violation of, or (E) require any consent, exemption or other action by or notice or declaration to, or filing with, any third party of any Government entity pursuant to (1) any organizational documents of the Company; (2) any provision of law, rule or regulation, or any order, judgment or decree of any court or other governmental or regulatory authority; or (3) any Contract, lease, sublease, occupancy agreement, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the Seller’s or Principal Owners’ properties or assets is subject; (ii) result in the creation of any Lien or Tax upon the equity or assets of Seller or the Principal Owners; or (iii) otherwise interfere in any material manner with the Business.

(e)	Capitalization. The Company Shares are paid up. All of the Company Shares are duly authorized, validly issued and fully paid. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its shares. There is no outstanding or authorized share appreciation, phantom shares, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the shares of the Company.

(f)	Assets. The Company has good and marketable title to, or a valid leasehold interest in, all of its assets and properties, free and clear of all Encumbrances, except for liens for Taxes not yet due and payable, and mechanics’ liens, materialmen’s liens, and other liens arising by operation of law, which liens do not in any case materially and adversely affect the Company’s title to its assets, the Company’s use of its assets or the value of such assets. The Company’s assets which are tangible personal property are in reasonably good and serviceable condition, normal wear and tear excepted, have been maintained in accordance with normal industry practice, and are suitable for the purposes for which they are presently used. The Company owns or leases all equipment or other tangible assets that are necessary for the conduct of the Business as presently conducted. No assets are used in the Business that are not owned or leased by the Company and not included in the Assets. The Company operates no business other than the Business and related activities.

(g)	Subsidiaries. The Company does not own, directly or indirectly, any shares or other interests in any other entity.

(h)	Financial Statements. Attached hereto as Schedule 4(h) are: the Company’s most recent balance sheet, and income statement as of October 31, 2015 (the “Financial Statements”). The Financial Statements have been prepared using consistent accounting principles, presentations, methods, standards, policies, practices, classifications, estimation and adjustment methodologies, assumptions, and procedures. The Company’s books of account and records are complete and correct and accurately reflect all of the assets, liabilities, transactions, and results of operations of the business of the Company. The Financial Statements fairly present in all material respects the results of operations of the Business as of the dates thereof. Seller has delivered to Buyer or its representatives copies of the Financial Statements.

(i)	Absence of Certain Changes or Events. Since October 31, 2015, the Company has conducted the Business only in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, since October 31, 2015:

(i)	there has been no increase in the compensation or benefits paid or payable by the Company, other than in the ordinary course of business and consistent with past practices, to any of its officers, directors, employees, agents, consultants or shareholders, including any grant of severance or termination pay to any director, officer or employee of the Company, or any deferred compensation or similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company;

(ii)	there has been no declaration, setting aside, or payment of dividends or distributions in respect of the Company Shares, any split up or other recapitalization in respect of the Company Shares or any direct or indirect redemption, purchase by the Company, or other acquisition by the Company of any such shares, except dividends declared and paid, or distributions made, prior to the Closing Date to Seller in the ordinary course of business consistent with the past practices of the Company;

(iii)	the Company has not waived or compromised any right of material value or any payment, direct or indirect, of any material debt, liability, or other obligation;

(iv)	there has been no Material Adverse Effect on the Company;

(v)	there has been no issuance, transfer, sale, or pledge by the Company of any Company Shares or other securities or any commitment, option, right, or privilege under which the Company is or may become obligated to issue any shares or other securities; there has been no indebtedness for borrowed money incurred by the Company except such as may have been incurred or entered into in the ordinary course of business; no loan has been made or agreed to be made by the Company, nor has the Company become liable or agreed to become liable as a guarantor with respect to any loan or other indebtedness of the Company or Seller, or any third party;

(vi)	there has been no sale, assignment, or transfer of, or royalty arrangement with respect to the Company’s trade names, trademarks, service marks, domain names, web addresses, copyrights (or any interest therein), patent, or logos of material value, or any patent, trademark, service mark, domain name or web address or copyright applications (or any interest therein) used (or that were, or are intended to be used) in the operations of the Business;

(vii)	there has been no sale, lease or disposition of, any material property or asset, tangible or intangible, of the Company;

(viii)	there has been no actual or, to any Seller’s Knowledge, threatened termination or loss of any (A) material contract, lease, license, permit or other agreement to which the Company was or is a party other than terminations of contracts upon completion of work; (ii) certificate, license, or other authorization required for the continued operation by the Company of any material portion of the Business; or (B) customer or other revenue source, which termination or loss could reasonably be expected to result in loss or revenues to the Company in excess of Twenty-five Thousand Dollars ($25,000.00) per year, and there is no event known to Seller (including, without limitation, the transactions contemplated hereby) that could reasonably be expected to result in any such termination or loss;

(ix)	there has been no resignation or termination of employment of any key officer or employee of the Company or, to any Seller’s Knowledge, any impending resignation or termination of employment of any such officer or employee other than the Principal Owners which will resign following the Calculation Period;

(x)	there has been no agreement or commitment by the Company or Seller to do any of the things described in this Section 4(i).

(j)	Tax Matters

(i)	the Company has timely filed all material Tax Returns that it was required to file. All such Tax Returns as so filed disclose all Taxes required to be paid for the periods covered thereby. All material Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid or provided for in the Company’s balance sheet. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company. The Company has withheld and paid, or made provision in its balance sheet for, all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and all Tax Returns and forms required with respect thereto have been properly completed and timely filed. Upon and after the acquisition of the Company Shares by Buyer, Buyer will have no, and will not be subject to any, liability, as a successor or otherwise, for or with respect to any Taxes of or pertaining to (i) the Company or (ii) the Business for any period or transactions arising before the Closing other than as provided for on its balance sheet. For the avoidance of doubt, the Seller and Principal Owners do not represent or warrant that there will not be any taxes payable or liabilities arising on or after Closing in relation to the Share Purchase.

(ii)	There is no material dispute or claim concerning any Tax liability of the Company either (A) claimed or raised by any authority in writing or (B) to the Knowledge of the Company.

(k)	Absence of Undisclosed Liabilities; Indebtedness. Except as set forth in the Company’s balance sheet, the Company has no indebtedness or liability, absolute or contingent, involving, affecting or relating to the Business, the Products, or the transactions contemplated by the Transaction Documents.

(l)	Intellectual Property.

(i)	“IP Assets” shall mean all of the following materials owned or licensed by the Company with respect to the Business: (A) the proprietary formulas for the Products; (B) the domain names listed on Schedule 4(l) (collectively, the “Domain Names”); (C) all the content on and accessible through the websites associated with the Domain Names, including demos (collectively, the “Website Content”); and (D) the entire Business marketing database consisting of all available customer information and all marketing, advertising and promotional materials, including logos, colors, videos, booklet designs, catalogs, solicitations, email templates, advertisements and all other Business marketing materials (whether in draft or final form) (collectively, the “Marketing Materials”).

(ii)	Schedule 4(l) lists all patented, registered, applied-for, and other Intellectual Property used in the Business, and all Intellectual Property of the Company licensed to any third Person (collectively, the “Business Intellectual Property”), including the registration and application information, date of application or issuance and relevant jurisdiction as to each, and whether or not the Business Intellectual Property is owned or licensed. Business Intellectual Property that is licensed by the Company from a third party is “Licensed Intellectual Property”.

(iii)	The Company owns, or will own at Closing, all right, title and interest in and to or has a valid and enforceable license or right to use, all IP Assets, Business Intellectual Property, and the Licensed Intellectual Property, free and clear of all Liens, and all patented or registered Business Intellectual Property is valid and enforceable. The Company has taken commercially reasonable steps to maintain the confidentiality of all information that constitutes a trade secret of the Business. The Company has the valid right to transfer the Intellectual Property included in the Business to Buyer as contemplated hereunder.

(iv)	Except as set forth on Schedule 4(l), (A) to the Knowledge of the Seller, the conduct of the Business, including the delivery and distribution of the Products, has not infringed and does not infringe on any Intellectual Property or any other proprietary rights of any Person, including but not limited to the rights of privacy or publicity; (B) to the Knowledge of the Seller, no Person is infringing, violating or misappropriating any Business Intellectual Property; (C) to the Knowledge of the Seller the Company, has not taken any action, or failed to take any action, during prosecution of any application that could reasonably be expected to result in the invalidation or unenforceability of any registered Business Intellectual Property; (D) the Company is not currently a party to any pending suit, claiming any alleged infringement or misappropriation of any Business Intellectual Property; (E) the Company has not received within the prior three (3) years any written notice, and is not currently a party to any pending suit, claiming any alleged infringement or misappropriation of the Intellectual Property rights of other Persons with respect to its or their use of Intellectual Property or the Products; (F) the Company has not entered into any Contract that includes a forbearance to sue or settlement Contract with respect to any Intellectual Property and (G) the Company has not received any written notice of any claim within the prior three (3) years, and is not currently a party to any pending suit, which challenges the validity or enforceability of, the Company’s ownership of or right to use, any Intellectual Property (excluding, for clarity, office actions) or the Products. With respect to the material Intellectual Property of the Company (e.g., product formulas, etc.), Seller has secured valid written confidentiality Contracts and assignments of Intellectual Property from all consultants, contractors, Employees, and customers who contribute or have contributed to the creation, conception, reduction to practice or other development of such Intellectual Property developed on behalf of Seller.

(v)	To the Knowledge of the Seller, no Product provided or distributed by Seller in its conduct of the Business: (A) violates any Law in any material respect; (B) includes any information or material that is defamatory in any material respect; or (C) infringes any right of publicity, privacy, or other right of any Person in any material respect.

(m)	Compliance with Law. To the Knowledge of the Seller, the manufacture and sale of the Products and the operation of the Business has been conducted in material compliance with all applicable Laws and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over the Company and its assets, properties and operations. The Company has not received notice of any violation (or possible violation) of any such Law or other legal requirement, and the Company is not in default with respect to any order, writ, judgment, award, injunction or decree of any federal, state or local court or Governmental or regulatory authority, applicable to the Company, the Business, or the Company Shares. To the Seller’s Knowledge, the Company holds all Permits required for the conduct of the Business and the ownership of its properties. No written notices have been received by the Company alleging the failure to hold any Permit. To the Seller’s Knowledge, the Company is in compliance with all terms and conditions of all such Permits. All of such Permits shall be available for use by Buyer immediately after the Closing. Without limiting the foregoing, the Company has not received any warning letter or untitled letter, report of inspectional observations, establishment inspection reports, notices of violation, clinical holds, enforcement notices or other documents from the any governmental entity or any institutional review board or independent ethics committee alleging a lack of material compliance by Company with any Laws. No “bulk sales” or similar Law applies to the transactions contemplated by this Agreement.

(n)	Litigation. There are no claims, Actions, suits, proceedings, complaints or investigations pending or, to the Knowledge of the Seller, threatened before any court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against the Company or any of its officers, directors, employees, agents or Affiliates, or the Principal Owners, involving, affecting or relating to the Company, the Business, the Company Shares, or the transactions contemplated by the Transaction Documents.

(o)	Brokerage. Except for payment to be made to Go Capital set forth on Schedule 4(o), the Company has not incurred, and shall not incur, any brokerage, finder’s or similar fee in connection with the transactions contemplated by this Agreement.

(p)	Insurance. The Company is currently insured by insurers unaffiliated with the Company with respect to its properties, assets and operation of the Business in such amounts and against such risks which are appropriate and customary for the type of business conducted by the Company with customary deductibles and retained amounts. With respect to each insurance policy held by the Company (the “Insurance Policies”) (i) such Insurance Policy is legal, valid, binding and in full force and effect; (ii) the Company is not in default under such Insurance Policy; and (iii) the Company has delivered a true and correct copy of such Insurance Policy to Buyer. There are no claims by the Company pending under any such Insurance Policies and the Company has not been informed that coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies with respect to any such claims.

(q)	Employment Matters. Schedule 4(q) separately sets forth all of the Employees as of the date hereof, including for each such Employee: name, job title, designation, work location (identified by street address), current compensation paid or payable, all wage arrangements, fringe. No Employee is a party to, or is otherwise bound by, any Contract or arrangement, including any confidentiality or non-competition Contract, that in any way adversely affects or restricts the performance of such Employee’s duties. Each current Employee has executed, or will have executed as of Closing, a nondisclosure and assignment-of-rights Contract for the benefit of the Company vesting all rights in work product created by the Employee, during the Employee’s employment or affiliation with the Company, in the Company. To the Knowledge of the Seller and except as set forth on Schedule 4(q), no Employee other than the Principal Owners intends to terminate his or her employment with the Company. The Company has, or will have no later than the Closing Date, included provision for all accrued salaries, bonuses, commissions, wages, severance and accrued vacation pay of the Employees due to be paid through the Closing Date in the Company’s accounts / financial statements. The Company is in compliance, in all material respects, with all Laws governing the employment of labor.

(r)	Contractor Matters. The Seller has or will, prior to the Closing Date, disclose a list of the name (if an entity, including the name of the individuals employed by or providing service on behalf of such entity) and contact information of each material independent contractor, consultant, freelancer or other service provider (collectively, “Contractors”) used by the Company at any point during the prior one (1) year. A copy of each Contract relating to the services any Contractor provides to the Business has been provided to the Company. To the Knowledge of the Seller, no Contractor used by the Company is a party to, or is otherwise bound by, any Contract or arrangement with any third party, including any confidentiality or non-competition Contract, that in any way adversely affects or restricts the performance of such Contractor’s duties for the Company. To the Knowledge of the Seller, no current Contractor used by the Company intends to terminate his or her or its relationship with the Company. The Company has no obligation or Liability with respect to any Taxes (or the withholding thereof) in connection with any Contractor. The Company has properly classified, pursuant to any applicable Law, all Contractors used by the Company at any point.

(s)	Employee Benefits. The Company does not maintain or contribute to any Employee Benefit Plans other than in respect to the bonus and incentives available to its Employees. .

(t)	Environmental and Safety Matters. The Company has complied and is in compliance with all Environmental Laws, including but not limited to all Permits required by Environmental Laws for the conduct of the business operations of the Company and the disposition of all hazardous materials in accordance with all applicable Environmental Laws in all material respects. The Company has not received any outstanding and unresolved written or oral notices, reports or other information regarding any actual or alleged violation of Environmental Laws by the Company, or any Liabilities or potential Liabilities, including any remedial obligations, relating to any of them or their facilities arising under Environmental Laws.

(u)	Real Property. Schedule 4(u) sets forth the address of each leased real property of the Company (the “Leased Real Property”), and a true and complete list of all leases (including all amendments, extensions, renewals, Guarantees and other Contracts with respect thereto) for each such Leased Real Property (including the date and name of the parties to such lease or license document) (the “Leases”). Seller has delivered to Buyer a true and complete copy of each Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease. With respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the transactions set forth in this Agreement do not require the consent of any other Person to such Lease, or such consent has been obtained, shall not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) the Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and there are no disputes with respect to such Lease; (iv) the Company, and any other party to the Lease, is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (v) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (vi) the Company does not owe, or shall not owe in the future, any brokerage commissions or finder’s fees with respect to such Lease; (vii) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company; (viii) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; (ix) the Company has not collaterally assigned or granted any other security interest in such Lease or any interest therein; (x) there are no Liens on the estate or interest created by such Lease; and (xi) all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the applicable Leased Real Property are in good condition and repair (fair wear and tear excepted). The Company does not own any real property, nor has it ever owned any real property.

(v)	Affiliate Transactions. No shareholder, officer, director, member or Affiliate of the Company or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any Contract or transaction with the Company or has any interest in any real, tangible or intangible asset or property used by the Company.

(w)	Product and Service Warranties; Adverse Events. The Company has made no express warranty or Guarantee to any customer or Client as to services or goods provided by the Company other than those required to be provided by Law. There is no pending or, to the Knowledge of the Seller, threatened claim alleging any breach of any warranty or Guarantee. There have not been any Material Adverse Events with respect to the Products or the Business.

(x)	Guaranties. The Company is not a guarantor or otherwise liable for any liability, indebtedness or other obligation of any other Person.

(y)	Status. Seller represents and warrants that (i) it has had an opportunity to discuss the business, management and financial affairs of Buyer, has had access to, the management of Buyer, and has had the opportunity to review the information set forth in Buyer’s public filings and any other information requested by Seller, (ii) Buyer will be relying upon Seller’s representations and warranties set forth herein in offering the Company Shares to it, and (iii) it has retained and consulted with a “Purchaser Representative,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “1933 Act”). Seller further represents and warrants that: (i)(A) it recognizes that ownership of the Equity Consideration involves substantial risks, including a risk of total loss of the value of the Equity Consideration, and has taken full cognizance of and understands all of the risk factors related to the ownership of the Equity Consideration; (B) it has sufficient knowledge and experience in business and investments, including financial, business and tax matters, to be capable of evaluating the merits and risks of ownership in the Buyer and making an informed decision about ownership in the Buyer, and (C) it has an adequate net worth and means of providing for its current needs and possible contingencies to sustain a complete loss in the Equity Consideration; or (ii) it is an “accredited investor” as such term is defined in Rule 501 of Regulation D.

(z)	Acquisition for Own Account. This Agreement is made with Seller and Principal Owners in reliance upon such parties’ representations to Buyer, which by its execution hereof Seller and the Principal Owners hereby confirm that the Equity Consideration to be received by it will be acquired for investment for Seller’s own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof other than as permitted under the 1933 Act and that it has no present intention of selling, granting participation in, or otherwise distributing the same other than what is permitted under the 1933 Act. By executing this Agreement, Seller further represents that it does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer or grant participations to such person, or to any third person, with respect to the Equity Consideration.

(aa)	No Intention to Distribute. Seller and the Principal Owners understand that the Equity Consideration shares have not been registered under the 1933 Act on the grounds that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the 1933 Act, and that Buyer’s reliance on such exemption is predicated in part on the representations set forth herein. Seller and the Principal Owners realize that the basis for the exemption may not be present if, notwithstanding such representations, Seller or the Principal Owners have in mind merely acquiring the Equity Consideration shares for a fixed or determined period in the future, or for a market rise, or for sale if the market does not rise. Seller and the Principal Owners do not have any such intention.

(bb)	No Registration. Seller and the Principal Owners understand that the Equity Consideration may not be sold, transferred or otherwise disposed of without registration under the 1933 Act or an exemption therefrom, and that in the absence of an effective registration statement covering the shares or an available exemption from registration under the 1933 Act, the Equity Consideration must be held indefinitely. In particular, Seller and the Principal Owners are aware that the shares may not be sold pursuant to Rule 144 promulgated under the 1933 Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 may be the availability of current information to the public about Buyer. The Seller and Principal Owners represent that, in the absence of an effective registration statement covering the Equity Consideration shares, it will sell, transfer, or otherwise dispose of such shares only in a manner consistent with its representations set forth herein and then only in accordance with the provisions of this Agreement.

(cc)	Restrictions on Transfer. Seller agrees that in no event will it make a transfer or disposition of any of the Equity Consideration (other than pursuant to an effective registration statement under the 1933 Act or a Rule 144 sale in compliance with the terms of such Rule or pursuant to an exemption from the 1933 Act. Buyer shall cooperate with Seller and Seller’s transfer agent in the removal of any legend on the shares constituting the Equity Consideration to permit the trade or liquidation thereof in the marketplace as permitted under Rule 144 of the 1933, if requested by Seller.

(dd)	Inventory. All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory are not excessive, but are reasonable in the present circumstances of the Company.

(ee)	Customers. The due diligence materials provided by the Company to Buyer includes information regarding each customer who has paid consideration to the Company for goods or services rendered for each of the last two (2) most recent fiscal years, and the amount of consideration paid.

(ff)	Contracts; Agreements.

(i)	Except as disclosed in Schedule 4(ff), the Company is not a party to or bound by any oral or written Contract or obligation that individually has a value in excess of $15,000, has a term of greater than two (2) years or is otherwise material to the Company or its businesses, operations, financial condition, properties or assets.

(ii)	Each agreement, contract, plan, lease, arrangement or commitment required to be disclosed pursuant to this Section 4(ff) (each, a “Material Contract”) is a valid and binding agreement the Company and is in full force and effect with respect to the Company and, to the Knowledge of the Seller, each other party thereto, and neither the Company, nor to the Knowledge of the Seller, any other party thereto, is in default or breach in any material respect under the terms of any such Material Contract, and, to the Knowledge of the Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would reasonably be expected to constitute any event of default thereunder. True and complete copies of each such Material Contract have been made available to Buyer. The Company has fulfilled all material obligations required pursuant to each Material Contract to have been performed by the Company prior to the date hereof, and, to the Knowledge of the Seller, without giving effect to the Share Purchase and the other transactions contemplated by this Agreement, the Company will be able to fulfill, when due, all of its obligations under the Material Contracts that remain to be performed after the date hereof.

(iii)	No Person is renegotiating or seeking to renegotiate, or, to the Knowledge of the Seller, has a right (absent any default or breach of a Material Contract) pursuant to the terms of any Material Contract to renegotiate, any material amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract. The Company has not received any written indication or, to the Knowledge of the Company, verbal indication of an intention to terminate or renegotiate the terms of any of the Material Contracts by any of the parties to any of the Material Contracts.

(gg)	Seller is a “non-U.S. Person” (as defined in Regulation S promulgated under the 1933 Act) and (i) the transaction contemplated by this Agreement constitutes an “offshore transaction” (as such term is defined in Regulation S) and (ii) the Equity Consideration will be for investment for the Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in the U.S. or to a U.S. resident, and that Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Seller further represents that it (A) does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer, or grant participations to such person, or to any third person in the U.S. or to a U.S. resident, with respect to any of the Equity Consideration; (B) agrees to resell the Equity Consideration only in accordance with the provisions of Regulation S of the 1933 Act, pursuant to registration under the 1933 Act, or pursuant to an available exemption from registration under the 1933 Act; and (iii) agrees not to engage in hedging transactions with respect to such Equity Consideration unless otherwise in compliance with the 1933 Act. Seller acknowledges that, to its knowledge, neither the Buyer, nor any of its affiliates, nor any person acting on its or their behalf has engaged in any directed selling efforts in violation of the requirements of Regulation S.

5.	Limitations to representations and warranties of the Seller and the Company and Actions

(a)	The Buyer acknowledges and agrees that the Seller, the Principal Owners and the Company have disclosed or are deemed to have disclosed against the representations and warranties of Seller and the Company, and the Buyer is aware of, and will be treated as having actual knowledge of, all facts, matters and circumstances that:

(i)	are within the actual knowledge of the Buyer or its advisers in relation to the Share Purchase; and

(ii)	are fairly disclosed in the Disclosure Schedules and the due diligence material in relation to the Business and the Company that have been provided to the Buyer.

(b)	The warranties and representations of the Seller and Principal Owners are given subject to the disclosures or deemed disclosures described in Section 5(a). The Seller and the Principal Owners will have no liability under the representation and warranty of Seller and the Principal Owners to the extent that disclosure is made or is deemed to have been made against the representations and warranties given under Section 4.

(c)	It shall not be a breach of a representation and warranty of Seller and the Company, if the facts, matters or circumstances giving rise to such Action are fairly disclosed or are deemed to have been fairly disclosed under Section 5(a).

(d)	Neither the Seller nor the Principal Owners are liable under an Action for any Liability to the extent that the Buyer recovers, or is compensated for by any other means, from another source whether by way of contract, indemnity or otherwise (including under a policy of insurance or from a government agency).

(e)	This Section 5 does not prevent the Buyer being entitled to commence an Action under this Agreement or a Transaction Documents. However, if for any reason more than one amount is paid in respect of the same Liability, the Buyer must procure that the amount in excess of the amount of the Liability (less the costs and expenses of making the claim or commencing the Action) is immediately repaid to the Seller to give full effect to this Section 5.

(f)	The Buyer must:

(i)	take all reasonable actions (subject to being indemnified by Seller against all reasonable costs and expenses incurred) to mitigate any Liability that may give rise to an Action, including, if the Buyer is entitled to recover, or be compensated for by any other means, any Liability from another source the Buyer must use all reasonable endeavours to recover or be compensated for or procure that such Liability is recovered or compensated for as soon as practicable from that source. The Buyer must notify its insurers of this Section 5(f).

(ii)	not omit to take any reasonable action that would mitigate any Liability that may give rise to an Action.

(g)	Neither the Seller nor the Principal Owners are liable under any Action, other than Action in respect of Tax, for any Liability to the extent that Liability:

(i)	(provisions in accounts) has been included as a provision, allowance, reserve or accrual in the Company’s accounts or financial statements that have been provided to the Buyer or that arises in respect of a matter that has been noted in the Company’s accounts or financial statements that have been provided to the Buyer;

(ii)	(contingent losses): is contingent, unless and until the Liability becomes an actual Liability and is due and payable;

(iii)	(change of law or interpretation): arises from:

(iv)	the enactment or amendment of any legislation or regulations;

(1)	a change in the judicial or administrative interpretation of the law; or

(2)	a change in the practice or policy of any governmental agency,

after the date of Closing, including legislation, regulations, amendments, interpretation, practice or policy that has a retrospective effect;

(v)	(consequential loss): is special, indirect or consequential loss or damage including loss of profit or loss of reputation;

(vi)	(post Closing conduct):arises from anything done or not done after Closing by or on behalf of the Buyer or its Affiliates that is outside the ordinary course of the Business and the Buyer was aware or ought reasonably be aware would give rise to an Action against the Seller or the Principal Owners;

(vii)	(promoted claims): arises from an Action initiated by a third party that is attributable to anything done or not done after Closing by or on behalf of the Buyer or its Affiliates that was calculated or intended to cause the Action initiated by the third party to be made;

(viii)	(change in accounting policy): would not have arisen but for a change after Closing in any accounting policy or practice of the Buyer that applied before Closing;

(ix)	(change of Business): arises out of the cessation or alteration of the Business after Closing;

(x)	(legal costs): is not a reasonable legal cost; and

(xi)	(remediable loss): is remediable, provided it is remedied to the satisfaction of the Buyer, acting reasonably, within 45 days after the Seller or Principal Owners receives written notice of an Action or a Direct Claim in accordance with this Agreement.

6.	Representations And Warranties Of The Buyer.

Buyer hereby represents and warrants to Seller as follows:

(a)	Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite power and authority and all necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its businesses as now conducted. Buyer is duly qualified to do business as a foreign company, and is in good standing in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary.

(b)	Authorization and Validity of Agreement. Buyer has all requisite power and authority to enter into the Transaction Documents and to carry out its obligations thereunder. The execution and delivery of the Transaction Documents and the performance of Buyer’s obligations thereunder have been duly authorized by all necessary company action by Buyer, and no other proceedings on the part of Buyer are necessary to authorize such execution, delivery and performance. Each of the Transaction Documents has been duly executed by Buyer and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights generally and except for the limitations imposed by general principles of equity.

(c)	No Conflict or Violation. Subject to obtaining all consents and approvals set forth herein, the execution, delivery and performance by Buyer of the Transaction Documents, to the knowledge of Buyer, (i) does not and will not violate or conflict with any provision of the organizational documents of Buyer; (ii) does not and will not violate any provision of law, rule or regulation, or any order, judgment or decree of any court or other governmental or regulatory authority; (iii) does not violate or will not result in a breach of or constitute (with due notice or lapse of time or both) a default under, or give rise to any acceleration of remedies or any right of termination under, any Contract, lease, sublease, occupancy agreement, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Buyer is a party or by which Buyer is bound or to which any of Buyer’s properties or assets is subject, except for such breaches, defaults and accelerations as would not have a Material Adverse Effect on the ability of Buyer to consummate the transactions contemplated hereby.

(d)	No Event of Insolvency: no Event of Insolvency has occurred in relation to the Buyer, nor is there any act which has occurred or to the best of its knowledge, is anticipated to occur which is likely to result in an Event of Insolvency in relation to the Buyer.

(e)	No litigation: the Buyer is not a party to any investigation, prosecution, litigation, legal proceeding, arbitration, mediation or any other form of dispute resolution, and to the best of its knowledge no such proceedings are pending or threatened and there is no circumstance or fact that is likely to give rise to any such proceedings.

(f)	Compliance with Applicable Law: To the knowledge of Buyer, Buyer is in compliance in all material respects with the applicable Laws; and

(g)	Securities Law: the Buyer:

(i)	is a “reporting company” that is subject to the reporting requirements of the Securities Exchange Act of 1934;

(ii)	has complied with the periodic reporting requirements of the Securities Exchange Act of 1934; and

(iii)	has otherwise complied the requirements of Rule 144 promulgated under the 1933 Act so as to ensure that the Equity Consideration to be received by the Seller will be eligible for exemption from registration under Rule 144 of the 1933 Act and will be freely tradable on the date which is 6 months following the issue of the Equity Consideration, provided that Seller owns less than 10% of the voting securities of Buyer.

7.	Covenants

(a)	Seller Covenants: The Seller covenants as follows:

(i)	Consents and Approvals. Seller shall, at its cost and expense, use Commercially Reasonable Efforts to obtain all necessary consents, waivers, authorizations and approvals of all governmental and regulatory authorities, and of all other Persons required to be obtained in connection with the execution, delivery and performance by it of the Transaction Documents.

(ii)	Post-Closing Operation of Business. Following the Closing, Seller shall fully cooperate with Buyer to transfer the Business assets and liabilities to Buyer in such a manner as to preserve the value thereof.

(b)	Buyer Covenants: The Buyer covenants as follows:

(i)	that on the date which is 6 months following the issue of the Equity Consideration, it will take such action as is required to ensure that the Equity Consideration is freely tradable, including, without limitation, requesting removal of any restrictive legend attaching to the Equity Consideration; and

(ii)	that the Buyer must pay all relevant taxes for which the Company is liable for and which relate to the period prior to Closing but which are due after Closing has occurred, on or before the due date, subject to the sufficient provision being made for the tax/es in the Company’s Financial Statements.

8.	Noncompetition, Nonsolicitation and Nondisparagement.

(a)	Noncompetition. Seller and the Principal Owners acknowledge that (i) Buyer would not have entered into this Agreement but for the agreements and covenants contained in this Section 8; and (ii) the agreements and covenants contained in this Section 8 are essential to protect the Business and are reasonable and appropriate in scope; (iii) the Business is international in scope; and (iv) the business of Buyer is international in scope. To induce Buyer to enter into this Agreement, Seller and the Principal Owners covenant and agree that during the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Restricted Period”), Seller, the Principal Owners, and their respective Affiliates shall not, directly or indirectly, (A) engage in any business or activity that competes with the Business ; (B) render any services to any Person for use in competing with Buyer in connection with the Business; (C) have an interest in any Person engaged in any business that competes with Buyer in connection with the Business, directly or indirectly, in any capacity, including, without limitation, as a shareholder, officer, director, principal, agent, trustee or consultant or any other relationship or capacity but, for the avoidance of doubt, this shall not include the Seller or the Principal Owners’ engagement of a non-Employee blogger or any other service provider or person for a purpose not related to a business or activity that competes with the Business but who may promote a product for a business that competes with the Business; provided, however, Seller or the Principal Owners may own, directly or indirectly, solely as an investment, securities of any Person which are publicly traded if Seller or the Principal Owner (I) is not a controlling Person of, or a member of a group which controls, such Person and (II) does not, directly or indirectly, own two percent (2%) or more of any class of securities of such Person; or (III) interfere with business relationships (whether formed heretofore or hereafter) between Buyer or any of its Affiliates and customers, suppliers or prospects of the Business.

(b)	Employees of the Business. During the Restricted Period, Seller, and the Principal Owners, and their respective Affiliates shall not, directly or indirectly, (i) solicit or encourage any Employee or consultant performing services in connection with the Business to leave the employment or retention of Buyer or any of its Affiliates, or (ii) hire any such Employee or consultant who was performing services in connection with the Business and who has left the employment or retention of Buyer or any of its Affiliates within one (1) year of the termination of such Employee’s employment or consultant’s retention with Buyer or any of its Affiliates.

(c)	Customers of the Business. During the Restricted Period, the Principal Owners and Seller, its employees, officers, and directors shall not, directly or indirectly, (i) persuade or attempt to persuade any customer, prospective customer, client, prospective client, supplier or vendor of Buyer or any of its Affiliates not to hire or do business with Buyer or any of its Affiliates or any successor thereto; (ii) solicit for himself or any Person other than Buyer or any of its Affiliates, the business of any Person who is a customer, client, supplier or vendor of Buyer or any of its Affiliates, or was its customer or supplier within one (1) year prior to the time of such solicitation to the extent that such business is similar to the business conducted by such customer or supplier with Buyer. For the avoidance of doubt, this clause shall not prevent the Seller or the Principal Owners from conducting such advertising or marketing for a business that does not compete with the Business nor shall it prevent a previous customer, client, supplier or vendor of the Business from initiating contact with and utilizing the services of any business which is operated by the Seller or the Principal Owners which does not compete with the Business.

(d)	Confidential Information. From and after the Closing, the Principal Owners and Seller, its shareholders, employees, officers, and directors shall keep secret and retain in strictest confidence, and shall not use for the benefit of itself or others, all confidential matters relating to the Business or Buyer and its Affiliates, including, but not limited to, “know how”, trade secrets, customer lists, supplier lists, details of consultant and employment Contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, technical processes, designs and design projects, processes, inventions, software, source codes, object codes, systems documentation and research projects and other business affairs (“Confidential Information”), and shall not disclose them to anyone outside of Buyer and its Affiliates; provided, however, this covenant shall not apply to any information which is or becomes generally available to the public other than as a result of disclosure by the Principal Owners or Seller or its respective Affiliates. The Principal Owners and Seller and its respective Affiliates may disclose Confidential Information if required to do so in any legally required government or securities filings, legal proceedings, subpoena, civil investigative demand or other similar process; provided, that Seller and the Principal Owners (i) provides Buyer with prompt notice of such required disclosure so that Buyer may attempt to obtain a protective order, (ii) cooperates with Buyer, at Buyer’s expense, in obtaining such protective order, and (iii) only discloses that Confidential Information which it is absolutely required to disclose as advised by counsel. Notwithstanding anything to the contrary in this Section 8(d), the Principal Owners and Seller, its shareholders, employees, officers, and directors shall be free to use for any purpose the residuals resulting from access to or work with the Confidential Information, provided that such party shall not disclose the Confidential Information except as expressly permitted pursuant to the terms of this Agreement. The term “residuals” means information in intangible form (i.e., not written or other documentary form, including tape or disk), which is incidentally and unintentionally retained in memory by persons who have had access to the Confidential Information, including ideas, concepts, know-how or techniques contained therein and where the source of the Confidential Information has become remote (e.g., as a result of the passage of time or the person’s subsequent exposure to information of a similar nature from other sources) such that the person can no longer identify the Confidential Information’s confidential source; provided, however, that no license to any Company intellectual property is granted under this Section, this Section 8(d) will not supersede or alter any separate agreement between such party and the Company, unless that agreement is acknowledged to be expressly subject to this clause, and residuals do not include any Product formulations.

(e)	Nondisparagement. After the Closing Date, Seller and the Principal Owners will not disparage Buyer, any of Buyer’s Affiliates or any of such parties’ shareholders, directors, officers, employees or agents.

(f)	Tolling of Covenant Periods. The Restricted Period provided in this Section 8 shall not include and shall be extended beyond, any time during which a party is failing to comply with any provision of this Section 8 with respect to such party.

(g)	Blue Penciling. If any term or other provision of this Section 8 is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Section 8 shall nevertheless remain in full force and effect. Upon determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to, or the arbitrator making such a determination shall, modify this Section 8 so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.	Employees.

During the Calculation Period, the Buyer must retain all Employees including all management Employees with the Company and shall not terminate their employment without the prior written consent of the Seller, such consent shall not be unreasonably withheld, except that Buyer can terminate Employees for cause. Seller shall make all salary, commission, bonus, incentive, vacation pay or other benefit accrual payments, in each case that relate to periods prior to and through the Closing, to Employees as they become due. Buyer shall not be required to provide continuations of any of Seller’s salary arrangements, bonus or incentive pay or other plans, commission arrangements or commission agreements or wage or salary or compensation incentives after the Closing Date.

10.	Conditions to Obligations of Seller.

The obligations of Seller to effect the Closing and to consummate the transactions contemplated by the Transaction Documents are subject to the fulfillment, at or before the Closing Date, of each of the following conditions, any one or more of which may be waived by Seller in its sole discretion:

(a)	Representations and Warranties of the Buyer. All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects (except as to representations and warranties which are qualified as to materiality, which representations and warranties shall be true and correct in all respects) as of the date of this Agreement and on and as of the Closing Date as if again made by Buyer on and as of such date.

(b)	Performance of the Obligations of the Buyer. Buyer shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date.

(c)	Buyer Closing Deliverables. At the Closing, Buyer will:

(i)	Deliver to Seller the Cash Consideration in immediately available AUS funds;

(ii)	Deliver to Seller the Equity Consideration, including certificates therefor;

(iii)	Deliver a certificate executed by the authorized person of the Buyer certifying as to the truthfulness, completeness and accuracy of attached copies of resolutions of the directors of the Buyer authorizing this Agreement and the transactions contemplated hereby; and

(iv)	Deliver to the Seller the Escrow Agreement executed by the Buyer and the Escrow Agent.

(d)	Pay to Go Capital Pty Ltd the payment set forth on Schedule 4(o) in immediately available funds;

(e)	Deliver to Seller a certificate of the Secretary of the State of Nevada, dated reasonably close to the Closing Date, as to the legal existence and good standing of the Buyer in Nevada.

11.	Conditions to Obligations of Buyer.

The obligations of Buyer to consummate the transactions contemplated by the Transaction Documents are subject to the fulfillment, at or before the Closing Date, of each of the following conditions, any one or more of which may be waived by Buyer in its sole discretion:

(a)	Representations and Warranties of Seller. All representations and warranties made by Seller in this Agreement shall be true and correct in all material respects (except as to representations and warranties which are qualified as to materiality, which representations and warranties shall be true and correct in all respects) as of the date of this Agreement and on and as of the Closing Date as if again made by Seller on and as of such date.

(b)	Performance of the Obligations of Seller. Seller has performed in all material respects all agreement, covenants, and obligations required under this Agreement to be performed by it on or before the Closing Date.

(c)	Satisfaction of Liabilities and Obligations. All debts, fees, liabilities, payables, Taxes, claims, costs and expenses of or against the Company including, without limitation, all costs, expenses, payables, debts and liabilities arising out of the operations of the Company incurred or arising prior to the Closing will be paid or satisfied by the Company at or before Closing or the Purchase Price will be adjusted therefor at the Closing, except with respect to creditors in the day-to-day operation of the Business with no Lien or security interest in any of the Company’s assets. All cash in excess of zero working capital requirements will have been paid into the Escrow Account established for the segregation of Adjusted EBITDA from July 1, 2015 to October 31, 2015.

(d)	Seller Closing Documents. Seller shall have delivered to Buyer the following documents:

(i)	all certificates representing all of the Company, duly endorsed in blank or with appropriate share powers;

(ii)	a certificate executed by the authorized person of Seller certifying as to the truthfulness, completeness and accuracy of attached copies of resolutions of the of Seller authorizing this Agreement and the transactions contemplated hereby;

(iii)	such other documents relating to the transactions contemplated by the Transaction Documents to be consummated at the Closing as counsel to Buyer shall reasonably request in order to complete the share purchase by Buyer;

(iv)	a extract of the register maintained by the Australian Securities and Investments Commission, dated reasonably close to the Closing Date, as to the legal existence and good standing of the Company in Australia;

(v)	resignations of the officers and directors of the Company in office immediately prior to the Closing; and

(vi)	deliver to the Buyer the Escrow Agreement executed by the Seller.

12.	Indemnification.

(a)	Indemnification by Buyer. Buyer shall indemnify and save and hold the Seller and Principal Owners, successors, and assigns (the “Seller Indemnitees”), harmless from and against any and all damages, claims, demands, obligations, liabilities, losses, costs, expenses (including all reasonable attorneys’ fees and expenses of investigation incurred by the Seller Indemnitees in any Action or proceeding between Buyer and the Seller Indemnitees or between the Seller Indemnitees and any third party or otherwise), deficiencies, interests, penalties, impositions, assessments and/ or fines (collectively, “Seller Losses”), whether or not in connection with a third-party claim, arising out of, resulting from or related to (each “Buyer’s Events of Breach”):

(i)	any breach of any representation or warranty made by the Buyer in this Agreement or the other Transaction Documents; and

(ii)	all acts and omissions in the conduct of the Company and the Business on and after Closing and indemnifies, and must keep indemnified, the Seller Indemnitees against any loss arising in respect of any such acts or omissions after Closing including liability arising out of defects in products sold or services provided by the Buyer after Closing. This indemnity extends to liability that may arise as a result of any of the products so sold or advice given being defective;

(iii)	any breach of any covenant or other agreement made by Seller in Section 7(b) of this Agreement,

provided, however, that Buyer shall not be liable to make any payment in respect of a claim for indemnification in respect of any breach of any representation or warranty made by the Buyer in this Agreement or the other Transaction Documents until the aggregate of such Seller Losses shall exceed $5,000 (“Threshold”). Once such Seller Losses shall exceed such $5,000 Threshold (“Basket”), the Seller Indemnitees shall have the right to indemnification hereunder, and Buyer and/or its members shall be required to make payment to the Seller Indemnitees in respect of such claim to the full extent of such Seller Losses without reference to or deduction for the $5,000 Threshold up to an aggregate liability cap equal to the value of Cash Consideration as set out in this Agreement (“Cap”), provided, however, that the Basket and Cap shall not apply (and Buyer and its members shall be fully liable) in the case of any claims based on fraud, bad faith, criminal conduct, intentional misrepresentation, or willful misconduct (“Bad Conduct”) or (ii) indemnification under Sections 12(a)(ii) and 12(a)(iii). Notwithstanding anything to the contrary in this Agreement, Seller Indemnitees’ right to indemnification in this Section 12(a) will not apply to the extent that the Seller Losses arise out of or in connection with a Seller Event of Breach.

(b)	Indemnification by Seller. Seller and each of the Principal Owners, jointly and severally, shall indemnify and save and hold the Buyer, any Affiliate of the Buyer and their respective directors, officers, managers, employees, successors, and assigns (the “Buyer Indemnitees”), harmless from and against any and all damages, claims, demands, obligations, liabilities, losses, costs, expenses (including all reasonable attorneys’ fees and expenses of investigation incurred by the Buyer Indemnitees in any Action or proceeding between Seller and the Buyer Indemnitees or between the Buyer Indemnitees and any third party or otherwise), deficiencies, interests, penalties, impositions, assessments and/ or fines (collectively, “Buyer Losses”), whether or not in connection with a third-party claim, arising out of, resulting from or related to any and/or all of Seller’s Events of Breach.

(c)	As used herein, “Seller’s Events of Breach” shall be and mean any one or more of the following:

(i)	any breach of any representation or warranty made by Seller or the Principal Owners in this Agreement or the other Transaction Documents;

(ii)	any Seller employee benefit plan in existence prior to the Closing Date, whether such Liability arises before, on or after the Closing Date, including, without limitation, unfunded Liabilities, Liability with respect to the termination of any such plan, any retiree from employment with Seller, any unfunded Liability under any such plan, or any accrued but unpaid claim under such Seller employee benefit plan;

(iii)	the employment (including the initial hiring and all terms, conditions, and events relating to the ongoing employment prior to the Closing Date) or termination of employment (including constructive termination) by Seller of any individual (including without limitation the Principal Owners and any current or former employee of Seller), including any compensation due to the Employees or Contractors relating to periods ending on or prior to the Closing Date, including, without limitation, severance, salary, commission, bonus, incentives, vacation pay or other benefit accruals or any termination liability; and

(iv)	any Liability relating to common law or statutory dissenter’s rights, appraisal rights, or any similar rights of the shareholders or owners of Seller,

(v)	any breach of any covenant or other agreement made by Seller in Section 7(a) or Section 8 of this Agreement,

provided, however, that neither Seller nor the Principal Owners shall be liable to make any payment in respect of a claim for indemnification in respect of any Seller’s Events of Breach until the aggregate of such Buyer Losses shall exceed $5,000 (“Threshold”). Once such Buyer Losses shall exceed such $5,000 Threshold (“Basket”), the Buyer Indemnitees shall have the right to indemnification hereunder, and Seller and/or its members shall be required to make payment to the Buyer Indemnitees in respect of such claim to the full extent of such Buyer Losses without reference to or deduction for the $5,000 Threshold up to an aggregate liability cap equal to the Cash Consideration (“Cap”), provided, however, that the Basket and Cap shall not apply (and Seller and its members shall be fully liable) in the case of any claims based on (i) a breach of any Fundamental Representations, (ii) fraud, bad faith, criminal conduct, intentional misrepresentation, or willful misconduct (“Bad Conduct”), or (iii) indemnification under Sections 12(c)(ii) through 12(c)(v).

(d)	All representations, warranties, covenants and obligations of Buyer, Seller and/or the Principal Owners, and all other agreements or instruments contemplated hereby to which Buyer or Seller, or the Principal Owners, is a party shall survive the Closing Date for twelve (12) months, except that: (i) all covenants and agreements which by their terms contemplate performance after the Closing Date shall survive the Closing for a period of four (4) years, unless specified otherwise by their terms; and (ii) for breaches of any Fundamental Representations or Bad Conduct, the survival period shall be four (4) years. Notwithstanding the above, any claim for indemnification made in accordance with this Section 12 prior to the expiration of the applicable indemnification period set forth in this paragraph shall survive until such matter is resolved. For the avoidance of any doubt, a Buyer’s Claim Notice must have been received in accordance with clause 12(g)(i) prior to the expiration of the applicable indemnification period set forth in this paragraph in order for the claim to survive the applicable indemnification period.

(e)	Following the Closing, the indemnification afforded by this Section 12 shall be the sole and exclusive remedy of the Buyer Indemnitees in respect of claims for Seller’s Events of Breach.

(f)	For purposes of this Section 12, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(g)	Procedures for Indemnification by the Seller.

(i)	Notice of Claims. If a Seller’s Event of Breach occurs or is alleged and a Buyer Indemnitee asserts that Seller has become obligated to such Buyer Indemnitee pursuant to Section 12 hereof (“Direct Claim”), or if any suit, Action, investigation, claim or proceeding (a “Third Party Proceeding”) is threatened, begun, made or instituted by a third party as a result of which Seller may become obligated to a Buyer Indemnitee hereunder, such Buyer Indemnitee shall give written notice thereof to Seller which must contain full details of the Direct Claim or Third Party Proceeding then known to the Buyer of the events, matters or circumstances giving rise to the claim (the “Buyer’s Claims Notice”). The Buyer’s failure or delay in providing the Buyer’s Claim Notice shall not relieve Seller or its obligations under this Section except to the extent that Seller is materially prejudiced as a result thereof. If a Buyers’ Event of Breach occurs or is alleged and a Seller Indemnitee asserts that Buyer has become obligated to such Seller Indemnitee pursuant to Section 12 hereof (“Seller Direct Claim”), or if any Third Party Proceeding is threatened, begun, made or instituted by a third party as a result of which Buyer may become obligated to a Seller Indemnitee hereunder, such Seller Indemnitee shall give written notice thereof to Buyer which must contain full details of the Seller Direct Claim or Third Party Proceeding then known to the Seller of the events, matters or circumstances giving rise to the claim (the “Seller’s Claims Notice”). The Seller’s failure or delay in providing the Seller’s Claim Notice shall not relieve Buyer or its obligations under this Section except to the extent that Buyer is materially prejudiced as a result thereof.

(ii)	Response to Direct Claims. Seller shall have thirty (30) days after receipt of the Buyer’s Claim Notice for a Direct Claim to reject or accept the claim as an indemnifiable claim for Buyer Losses under Section 12. If, within thirty (30) days after receipt by Seller of such a Buyer’s Claim Notice, Seller delivers notice to the Buyer Indemnitee containing a written objection to the claim (or a portion thereof) by the Buyer Indemnitee, stating the nature of and grounds for such objection in reasonable detail, then such claim (or portion thereof) shall be deemed to be a “Disputed Claim” and such claim shall be resolved in accordance with Section 12. If, within thirty (30) days after actual receipt by Seller’s of the Buyer’s Claim Notice for a Direct Claim, Seller delivers notice to the Buyer Indemnitee containing a written acceptance of the claim, (or a portion thereof) then such claim (or portion thereof) shall be deemed an indemnifiable claim under this Section 12 (the “Indemnifiable Claim”), and Seller will be conclusively deemed to have consented to recovery by the Buyer Indemnitee of the full amount of Buyer Losses subject to offset for the Basket in connection with the claim, if applicable.

(h)	Dispute Resolution. Any disputes arising under this Section 12 shall be resolved as follows: (i) first, the Parties shall attempt in good faith for thirty (30) days to resolve the dispute, and (ii) if the dispute remains unresolved after such thirty (30) day period, the Parties agree that Section 14(c) will apply.

(i)	Third Party Proceeding. Seller shall have twenty (20) days from receipt of a Buyer’s Claim Notice for a Third Party Proceeding to provide the Buyer Indemnitee with notice that it wishes to assume the defense in the Third Party Proceeding and acknowledges liability for such damages, in which event the Buyer Indemnitee shall have the right to participate in the defense at its own expense; provided, however, that the Buyer Indemnitee is hereby authorized prior to and during such time to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests and that is not prejudicial to Seller. If Seller fails to give the Buyer Indemnitee timely notice as provided herein, the Buyer Indemnitee shall have the right to defend against such Third Party Proceeding. If Seller assumes the defense in a Third Party Proceeding, (i) the Indemnifying Party shall not agree to any settlement, compromise or discharge of a Third-Party Claim without the Indemnified Party’s prior written consent; and (ii) the Buyer must provide the Seller and the Principal Owners with all reasonable assistance requested by them in relation to the Third Party Proceeding, including providing access to witnesses and documentary or other evidence relevant to the Third Party Proceedings, allow them and their advisers to inspect and take copies of all relevant books, records, files and documents, and providing them with reasonable access to the personnel, premises and chattels of the Seller for the purposes of obtaining information in relation to the Third Party Proceeding.

(j)	If the Indemnifying Party does not assume the defense of a Third-Party Claim, the Indemnified Party shall be entitled to undertake any settlement, compromise or discharge of such Third-Party Claim without the Indemnifying Party’s prior consent. Notwithstanding anything herein to the contrary, Seller and the Principal Owners shall not be entitled to assume control of the defense in a Third Party Proceeding, and shall pay the reasonably documented fees and expenses of legal counsel retained by the Buyer Indemnitees if: (i) Buyer reasonably believes that an adverse determination of such claim could be detrimental to the Buyer’s business; (ii) Buyer reasonably believes that a conflict of interest exists or could reasonably arise which, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the parties in such proceeding, other than a conflict which may exist due to the underlying nature of the duty to indemnify; (iii) a court of competent jurisdiction rules that Seller has failed or is failing to prosecute or defend such claim; (iv) such claim seeks damages other than monetary damages; or (v) such claim involves conduct of the Business both before and after the Closing.

(k)	Notwithstanding the provisions of Section 12(g), Seller hereby consents to the nonexclusive jurisdiction of any court in which an Action or claim in respect of a Third Party Proceeding is brought against any Buyer Indemnitee for purposes of any claim that a Buyer Indemnitee may have under this Agreement with respect to such Action or claim or the matters alleged therein and agrees that process may be served on Seller with respect to such a claim anywhere in the world.

(l)	Indemnification Binds Successors and Assigns. All of the indemnification rights of the Buyer and obligations of Seller arising pursuant to this Section 12 shall apply to and bind each and every successor and assign of Buyer and Seller.

(m)	Dispute Resolution Costs. Each Party shall bear all its own costs of any court Action or other dispute resolution proceeding hereunder, including without limitation, the fees and expenses of its own legal counsel and other filing fees and expenses of such Party for such proceeding.

13.	Termination.

(a)	Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing:

(i)	By mutual consent of Seller and Buyer;

(ii)	By either Seller or Buyer if the other Party shall have breached this Agreement in any material respect and such breach continues for a period of ten (10) days after the receipt of written notice of the breach from the non-breaching Party; or

(b)	Effect of Termination. If this Agreement is terminated in accordance with Section 13 hereof, this Agreement shall become null and void and have no effect, with no liability on the part of Seller or Buyer, or their Affiliates and their respective directors, managers, officers, agents, members or shareholders, except for the obligations set forth in this Section 13, Section 11, which shall survive any termination; and provided, however, that notwithstanding the foregoing, nothing herein and no termination hereof shall relieve any Party from liability for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement which arise prior to termination.

14.	Miscellaneous.

(a)	Successors and Assigns. Any Party hereto may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Parties hereto; provided that this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Parties hereto.

(b)	Governing Law; Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of New York, United States, without giving effect to the principles of conflicts of laws thereof.

(c)	Dispute Resolution. Subject to Section 3(c)(iii), any dispute or Action arising in connection with this Agreement shall be referred to and finally resolved under the then applicable rules of the Singapore International Arbitration Centre (SIAC) , which SIAC Rules are deemed to be incorporated by reference into this clause. There shall be 3 (three) arbitrators. The seat of the arbitration shall be Singapore. The language to be used in the arbitral proceedings shall be English.

(d)	Expenses. Except as otherwise provided herein, each of the Parties hereto shall pay all its own expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any legal and accounting fees, whether or not the transactions contemplated hereby are consummated. Buyer shall be responsible for and shall pay all applicable state and local sales, transfer, excise, value-added or other similar Taxes, and all recording and filing fees that may be imposed by reason of the Share Purchase (collectively, the “Transfer Taxes”). Each party agrees to cooperate with such other party in the timely completion, execution and filing of any documentation required by any local, state, federal or other Tax authority in connection with the Transfer Taxes, including any documentation as may be requested to establish an exemption from (or otherwise reduce) or make a report with respect to the Transfer Taxes.

(e)	Goods and Services Tax.

(i)	In this Section 14(e), the expressions Input Tax Credit, Supply, Tax Invoice, Recipient and Taxable Supply have the meanings given to those expressions in the GST Act.

(ii)	With the exception of any amount payable under this Section 14(e), unless otherwise expressly stated, all amounts stated to be payable in this Agreement are exclusive of GST.

(iii)	If GST is imposed on any Supply made under or in accordance with this Agreement, the Recipient of the Taxable Supply must pay to the Supplier an additional amount equal to the GST payable on or for the Taxable Supply. Payment of the additional amount will be made at the same time as payment for the Taxable Supply is required to be made in accordance with this Agreement, subject to the provision of a Tax Invoice.

(iv)	If this Agreement requires a party to pay for, reimburse or contribute to any expense, loss, indemnity or outgoing (Reimbursable Expense) suffered or incurred by another party, the amount required to be paid, reimbursed or contributed by the first party will be the sum of:

(1)	the amount of the Reimbursable Expense less the Input Tax Credits (if any) to which the other party is entitled in respect of the Reimbursable Expense; and

(2)	if the other party’s recovery from the first party is a Taxable Supply, any GST payable in respect of that Supply.

(f)	Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

(g)	Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the Party to whom notice is to be given, or (ii) on the day of delivery by Federal Express or similar overnight courier or the Express Mail service maintained by the U.S. Postal Service, to the Party as follows:

If to Seller or any Principal Owner:

NomadChoice Pty Limited trading as Flat Tummy Tea
LVI 330 Churchill Ave.
Subiaco WA 6008 Australia

Copy to:	Steinepreis Paganin
Level 4, the Read Buildings
16 Milligan Street
Perth, WA 6000 Australia

If to Buyer:	Synergy CHC Corp.
865 Spring Street
Westbrook, ME 04092
Attn: President

Copy to:	Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607
Attention: W. David Mannheim

Any Party may change its address for the purpose of this Section by giving the other Party written notice of its new address in the manner set forth above.

(h)	Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Parties hereto, or in the case of a waiver, by the Party waiving compliance. Any waiver by any Party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

(i)	Public Announcements. Seller shall not make any public statement regarding this Agreement or the transactions contemplated herein without Buyer’s prior written approval. Buyer shall provide a copy of any public statement to Seller prior to the information being made public.

(ii)	Entire Agreement. This Agreement, the exhibits and schedules hereto contains the entire understanding between the Parties hereto with respect to the transactions contemplated hereby and thereby and supersede and replace all prior agreements and understandings, oral or written, with regard to such transactions. All schedules and exhibits hereto and any documents and instruments delivered pursuant to any provision hereof are expressly incorporated herein and made a part of this Agreement as fully as though completely set forth herein. This Agreement shall only be binding on the Parties hereto upon execution and delivery of this Agreement by each of the Parties.

(iii)	Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than Seller and Buyer and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third persons to Seller or Buyer. No provision of this Agreement shall give any third persons any right as a third party beneficiary of this Agreement or provide any right of subrogation or Action over or against Seller or Buyer.

(iv)	Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(v)	Counterparts. This Agreement may be executed in counterparts and via .pdf, each of which shall be deemed an original, but all of which shall constitute the same instrument.

(vi)	Fulfillment of Obligations. Any obligation of any Party to any other Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied, or fulfilled by such Party.

(vii)	Remedies. Except as expressly provided in this Agreement, any Person having any rights under any provision of this Agreement, including, without limitation, Section 8, shall be entitled to enforce such rights specifically (without posting a bond or other security), to require: (i) Seller and their respective Affiliates to account for and pay over to Buyer; and (ii) Buyer and its respective Affiliates to account for and pay over to Seller, all payments, profits, monies, accruals, increments or other benefits derived by such party by reason of any breach of any provision of this Agreement, to recover damages and to exercise all other rights granted by Laws. Except as expressly provided in this Agreement, all such rights and remedies shall be cumulative and non-exclusive, and may be exercised singularly or concurrently. The Parties acknowledge that any breach of this Agreement may cause substantial irreparable harm to the other Party. Therefore, this Agreement may be enforced in equity by specific performance, temporary restraining order and/or injunction. The rights to such equitable remedies shall be in addition to all other rights or remedies which a Party may have under this Agreement or under applicable law.

(viii)	Further Actions. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under Section 12).

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

EXECUTED by TPR INVESTMENTS PTY LIMITED ACN 128 396 654 AS TRUSTEE FOR THE POLMEAR FAMILY TRUST in accordance with section 127 of the Corporations Act 2001 (Cth):	) ) ) )

/s/ Tim Polmear
Signature of director

Tim Polmear
Name of director

*please delete as applicable

EXECUTED by NOMADCHOICE PTY LIMITED ACN 160 729 939 in accordance with section 127 of the Corporations Act 2001 (Cth):	) ) ) )

/s/ Timothy Polmear
Signature of director

Timothy Polmear
Name of director

[Signature Page to Stock Purchase Agreement]

SIGNED by TIMOTHY POLMEAR in the presence of:	) ) )

/s/ Matthew Hawtin		/s/ Timothy Polmear
Signature of witness		Signature

Matthew Hawtin
Name of witness

SIGNED by REBECCA POLMEAR in the presence of:	) ) )

/s/ Matthew Hawtin		/s/ Rebecca Polmear
Signature of witness		Signature

Matthew Hawtin
Name of witness

SYNERGY CHC CORP.

By:	/s/ Jack Ross
Name:	Jack Ross
Title:	Chief Executive Officer